STAR ASSOCIATES, LLC


                                        July 29, 2002

Ventures-National Incorporated
5525 South 900 East
Suite 11D
Salt Lake City, Utah 84117

Attention:     Chief Executive Officer

Gentlemen:

     We are pleased to set forth the terms of the retention of STAR Associates, LLC ("STAR") by Ventures-National Incorporated (collectively with its affiliates the "Company").

     1. STAR will assist the Company as the Company's non-exclusive consultant in connection with the following proposed activities:

          (a)  advise as to the structure of the operations of the Company;

          (b) assist the Company in the identification and selection of appropriate members of management, Board of Directors, and advisory board members; and

          (c) otherwise assist the Company with advancing its business objectives, including analyzing the Company's business and revenue models and capital structure, and identifying strategic partners.

     2. In connection with STAR's activities on the Company's behalf, STAR will familiarize itself with the business, operations, properties, financial condition, and prospects of the Company. In connection with our role as your financial advisor, we would expect our services to include such additional financial advisory and related services as may be mutually agreed upon by STAR and the Company. The retention by the Company of STAR as financial advisory as heretofore described shall be for a period of one year from the date hereof.

     3. In connection with STAR's activities on the Company's behalf, the Company will cooperate with STAR and will furnish STAR with all information and data concerning the Company (the "Information") which STAR deems appropriate and will provide STAR with access to the Company's officers, directors, employees, independent accountants, and legal counsel. The Company represents and warrants that all Information made available to STAR by the Company will, at all times during the period of engagement of STAR hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in the light of the circumstances under which such statements are made. The Company further represents and warrants that any projections provided by it to STAR will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that, in rendering its services hereunder, STAR will be using and relying on the Information without independent verification thereof by STAR or independent appraisal by STAR of any of the Company's assets. STAR does not assume responsibility for any information regarding the Company. Any advice rendered by STAR pursuant to this Agreement may not be disclosed publicly without our prior written consent.

     4. In consideration of our services pursuant to this Agreement, STAR shall be entitled to receive, and the Company agrees to pay STAR, upon the execution hereof, warrants to acquire 350,000 shares of common stock of the Company (the "Common Stock"). Such warrants shall be exercisable at a price per share equal to $2.00. In addition, such warrants shall be exercisable on a cashless basis. Such warrants shall also provide for adjustment of the exercise price thereof and the number of shares of Common Stock issuable upon the exercise thereof in the event of: (i) the declaration of dividends on the outstanding Common Stock payable in shares of its capital stock; (ii) subdivision of the outstanding Common Stock; (iii) combination of the outstanding Common Stock into a smaller number of shares; or (iv) issuance of any shares of its capital stock by reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation). Commencing on the date hereof and for a period of four years thereafter, the holders of such warrants shall be entitled to unlimited piggy-back registrations, provided, that such registration rights shall cease at such time as the holder of any securities issued upon the exercise of such warrants shall be entitled to sell such securities without restriction pursuant to paragraph (k) of Rule 144 under the Securities Act of 1933, as amended.

     5. In addition to the fees described in Paragraph 4 above, the Company agrees to promptly reimburse STAR for expenses incurred in connection with its retention hereunder when incurred or promptly thereafter.

     6. The Company agrees to indemnify STAR in accordance with the indemnification provisions (the "Indemnification Provisions") attached to this Agreement as Annex A, which Indemnification Provisions are incorporated herein and made a part hereof.

     7. Either party hereto may terminate this Agreement at any time upon 30 days' prior written notice, without liability or continuing obligation, except as set forth in the following sentence. Neither termination of this Agreement nor completion of the assignment contemplated hereby shall affect:
(i) any compensation earned by STAR up to the date of termination or completion, as the case may be, including the entirety of the consulting fees referenced in Paragraph 3 hereof; (ii) the reimbursement of expenses incurred by STAR up to the date of termination or completion, as the case may be, (iii) the provisions of Paragraphs 3 through 7 of this Agreement and (iv) the Indemnification Provisions attached as Annex A hereto which are incorporated herein, all of which shall remain operative and in full force and effect.

     8. The validity and interpretation of this Agreement shall be governed by the law of the State of Delaware applicable to agreements made and to be fully performed therein.

     9. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

     10. For the convenience of the parties hereto, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement. This Agreement may not be modified or amended except in writing signed by the parties hereto.

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
     If the foregoing correctly sets forth our Agreement, please sign the enclosed copy of this letter in the space provided and return it to us.

                                   Very truly yours,


                                   STAR ASSOCIATES, LLC


                                   By:  /s/ Robert E. Ciri
                                     Name:  Robert E. Ciri
                                     Title:  Principal



Confirmed and Agreed to
this 29th day of July, 2002:

VENTURES-NATIONAL, INC.



By: /s/ John Winchester
  Name:   John Winchester
  Title:  President

                       INDEMNIFICATION PROVISIONS



       Ventures-National Incorporated, a Utah corporation (the
    "Company"), agrees to indemnify and hold harmless STAR Associates, LLC ("STAR") against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements (and any and all actions, suits, proceedings, and investigations in respect thereof and any and all legal and other costs, expenses, and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation the costs, expenses, and disbursements, as and when incurred, of investigating, preparing, or defending any such action, suit, proceeding, or investigation (whether or not in connection with litigation in which STAR is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with STAR's acting for the Company, including, without limitation, any act or omission by STAR in connection with its acceptance of or the performance or non-performance of its obligations under the letter agreement dated August ____, 2002, between STAR and the Company, as it may be amended from time to time (the "Agreement"); provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense, or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the willful misconduct of STAR. The Company also agrees that STAR shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of STAR, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from STAR's willful misconduct.

       These Indemnification Provisions shall be in addition to any liability which the Company may otherwise have to STAR or the persons indemnified below in this sentence and shall extend to the following:
    STAR, its affiliated entities, directors, officers, employees, legal counsel, agents, and controlling persons (within the meaning of the federal securities laws). All references to STAR in these Indemnification Provisions shall be understood to include any and all of the foregoing.

       If any action, suit, proceeding, or investigation is commenced, as to which STAR proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by STAR to notify the Company shall not relieve the Company from its obligations hereunder. STAR shall have the right to retain counsel of its own choice to represent it, and the Company shall pay the fees, expenses, and disbursements of such counsel; and such counsel shall, to extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against STAR made with the Company's written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of STAR, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise, or consent includes, as an unconditional term thereof, the giving by the claimant to STAR of an unconditional release from all liability in respect of such claim.

       In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made, but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and STAR, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and STAR, on the other hand, and also the relative fault of the Company, on the one hand, and STAR on the other hand, in connection with the statements, acts, or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, or disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, STAR shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by STAR pursuant to the Agreement.

       Neither termination nor completion of the engagement of STAR referred to above shall affect these Indemnification Provisions which shall then remain operative and in full force and effect.